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                                                                   EXHIBIT 19

(LOGO)

AMERICAN
BUSINESS
PRODUCTS
INC.


QUARTERLY REPORT TO SHAREHOLDERS

6 MONTHS ENDED JUNE 30, 1994

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

                        AMERICAN BUSINESS PRODUCTS, INC.
- - --------------------------------------------------------------------------------

[LOGO]

TO OUR SHAREHOLDERS:

Record second quarter sales and earnings were achieved as American Business Products, Inc. gained new momentum for growth. Second quarter sales and net income both increased more than 20%, while first half results reflected similar advances.

Sales reached $139.4 million, a second quarter record, up 20.8% over the second quarter last year. Net income for the quarter increased 20.9% to a second quarter record of $4.4 million or $.41 per share compared with $3.6 million or $.34 per share for the second quarter of 1993.

First half sales set a record at $280.1 million, up 20.2%. Income for the period before the effect of mandated accounting charges (FASB 112) was $8.7 million or $.81 per share compared with $8.3 million or $.78 per share for the first half last year. After giving effect to the non-cash charges, net income was $8.1 million or $.75 per share. The one-time accounting charge must be taken in 1994 by all companies providing post-employment benefits to employees.

In the second quarter we had strong performances by our two 1993 acquisitions, Discount Labels, Inc. and International Envelope Company, as well as our book manufacturing subsidiary and improving results for our business forms operations. The performance of our European joint venture was affected by the slow economy in Europe and the expenses of moving to a new manufacturing facility in Neuwied, Germany.

We expect to continue the positive trends of the second quarter for the balance of 1994.

The Board of Directors approved a regular quarterly dividend of $.20 per share payable September 15 to shareholders of record September 1.

Thomas R. Carmody                   Robert W. Gundeck
Chairman and                        President and
Chief Executive Officer             Chief Operating Officer

July 27, 1994

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          FINANCIAL HIGHLIGHTS                   SECOND QUARTER                   SIX MONTHS
          PERIOD ENDED JUNE 30                 1994           1993            1994           1993
Net sales                                  $139,370,000   $115,338,000    $280,084,000   $233,086,000
Income before cumulative effect of
  changes in accounting principles            4,400,000      3,638,000       8,665,000      8,308,000
Income per common share before cumulative
  effect of changes in accounting
  principles                                        .41            .34             .81            .78
Net income                                    4,400,000      3,638,000       8,060,000      8,308,000
Net income per common share                         .41            .34             .75            .78
Dividends per common share                          .20          .1875             .40           .375

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


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

                         CONSOLIDATED INCOME STATEMENTS
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                                                                 1994             1993
                                                             ------------     ------------
QUARTER ENDED JUNE 30
Net Sales..................................................  $139,370,000     $115,338,000
                                                             ------------     ------------
Cost of Goods Sold.........................................    97,832,000       81,514,000
Selling and Administrative Expenses........................    32,021,000       27,116,000
                                                             ------------     ------------
                                                              129,853,000      108,630,000
                                                             ------------     ------------
Operating Income...........................................     9,517,000        6,708,000
Other Income (Expense):
  Interest expense.........................................    (2,268,000)      (1,484,000)
  Miscellaneous -- net.....................................       498,000          405,000
                                                             ------------     ------------
Income Before Income Taxes.................................     7,747,000        5,629,000
Provision for Income Taxes.................................     3,347,000        1,991,000
                                                             ------------     ------------
Net Income.................................................  $  4,400,000     $  3,638,000
                                                             ============     ============
Earnings per Common Share..................................  $        .41     $        .34
Dividends per Common Share.................................           .20            .1875
Average Number of Common Shares Outstanding................    10,683,901       10,682,969
SIX MONTHS ENDED JUNE 30
Net Sales..................................................  $280,084,000     $233,086,000
                                                             ------------     ------------
Cost of Goods Sold.........................................   196,622,000      163,267,000
Selling and Administrative Expenses........................    64,794,000       55,208,000
                                                             ------------     ------------
                                                              261,416,000      218,475,000
                                                             ------------     ------------
Operating Income...........................................    18,668,000       14,611,000
Other Income (Expense)
  Interest expense.........................................    (4,634,000)      (2,748,000)
  Miscellaneous -- net.....................................       735,000          871,000
                                                             ------------     ------------
Income Before Income Taxes and Cumulative Effect of Changes
  in Accounting Principles.................................    14,769,000       12,734,000
Provision for Income Taxes.................................     6,104,000        4,426,000
                                                             ------------     ------------
Income Before Cumulative Effect of Changes in Accounting
  Principles...............................................     8,665,000        8,308,000
Cumulative Effect of Changes in Accounting Principles......      (605,000)
                                                             ------------     ------------
Net Income (Loss)..........................................  $  8,060,000     $  8,308,000
                                                             ============     ============
Per Common Share:
  Income Before Cumulative Effect of Changes in Accounting
     Principles............................................  $        .81     $        .78
  Net Income...............................................           .75              .78
Dividends Per Common Share.................................           .40             .375
Average Number of Common Shares Outstanding................    10,683,155       10,684,514

                                  (Unaudited)

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


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

                          CONSOLIDATED BALANCE SHEETS
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                                                              JUNE 30,       DECEMBER 31,
                                                                1994             1993
                                                            ------------     ------------
Current Assets
  Cash and cash equivalents...............................  $ 30,283,000    $ 30,151,000
  Accounts receivable, less allowances of $2,261,000 and
     $2,218,000...........................................    66,014,000      65,000,000
  Inventories.............................................    46,850,000      45,687,000
  Other...................................................     3,401,000         930,000
                                                            ------------    ------------
          Total Current Assets............................   146,548,000     141,768,000
Plant And Equipment -- At Cost
  Land....................................................     5,940,000       5,940,000
  Buildings and improvements..............................    49,112,000      48,475,000
  Machinery and equipment.................................   126,120,000     121,805,000
                                                            ------------    ------------
                                                             181,172,000     176,220,000
  Less accumulated depreciation...........................    88,399,000      81,772,000
                                                            ------------    ------------
                                                              92,773,000      94,448,000
Intangible Assets From Acquisitions
  Goodwill, less amortization of $2,133,000 and
     $1,651,000...........................................    32,001,000      31,634,000
  Other, less amortization of $3,573,000 and $3,173,000...     2,849,000       3,274,000
                                                            ------------    ------------
                                                              34,850,000      34,908,000
Deferred Income Taxes.....................................     8,563,000       7,963,000
Other Assets..............................................    21,328,000      23,105,000
                                                            ------------    ------------
                                                            $304,062,000    $302,192,000
                                                            ============    ============
Current Liabilities
  Accounts payable........................................  $ 34,762,000    $ 36,241,000
  Salaries and wages......................................     9,552,000       8,530,000
  Profit sharing contributions............................     2,599,000       4,106,000
  Income taxes............................................                       200,000
  Current maturities of long-term debt....................     6,183,000       6,253,000
                                                            ------------    ------------
          Total Current Liabilities.......................    53,096,000      55,330,000
Long-Term Debt And Capital Leases.........................    84,860,000      85,580,000
Supplemental Retirement Benefits..........................    12,839,000      12,880,000
Postretirement Benefits...................................    22,290,000      21,309,000
Stockholders' Equity
  Common stock -- $2 par value; authorized 50,000,000
     shares, issued 10,777,784 and 10,774,484 shares......    21,559,000      21,549,000
  Additional paid-in capital..............................        79,000
  Retained earnings.......................................   111,509,000     107,728,000
  Foreign currency translation adjustment.................      (433,000)       (433,000)
                                                            ------------    ------------
                                                             132,714,000     128,844,000
  Less 91,378 and 92,391 shares of Common Stock in
     treasury -- at cost..................................     1,737,000       1,751,000
                                                            ------------    ------------
                                                             130,977,000     127,093,000
                                                            ------------    ------------
                                                            $304,062,000    $302,192,000
                                                            ============    ============

                                  (Unaudited)

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


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                          ABP SHAREHOLDER INFORMATION

ABP has a Dividend Reinvestment Plan which is open to all shareholders of ABP common stock. This Plan allows the reinvestment of dividends on a regular quarterly basis and accepts optional cash investments from $10 to $1,000 per month. If you would like more information on this program, you can write to Diana Coursey, Investor Relations, American Business Products, Inc., P.O. Box 105684, Atlanta, Georgia 30348.

If you have a change of address, need to transfer shares or have other questions regarding your current ABP holdings you can contact Wachovia Bank of North Carolina, P.O. Box 3001, Winston-Salem, NC 27102-3001 or call 1 (800) 633-4236.



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(LOGO) AMERICAN BUSINESS PRODUCTS, INC.
                 2100 RIVEREDGE PARKWAY
                             SUITE 1200
                     ATLANTA, GA. 30328
                           404-953-8300

                       MAILING ADDRESS:
                        P.O. BOX 105684
                     ATLANTA, GA. 30348


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